UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
March 25, 2009

CITY HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-11733

West Virginia	55-0619957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313
(Address of Principal Executive Offices, Including Zip Code)

304-769-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee recommended, and the Board of Directors of City Holding Company (the “Company”) approved, on March 25, 2009, equity compensation for the Company’s executive officers, including the Company’s principal executive officer and the Company’s principal financial officer.

Restricted Stock.

Restricted stock was awarded to certain of the executive officers.  The recipients of the restricted stock awards may vote and receive dividends on the shares, whether vested or not, but may not sell the shares or use them for collateral for any borrowing unless and until they are vested.  All of the restricted stock awards are of City Holding Company Common Stock, par value $2.50.  The market price on the date of grant, March 25, 2009, was $28.15 per share. Subject to the continued employment of the executive officer, each restricted stock award will vest five years following the date of grant.

Stock Options.

Stock options were awarded to certain of the executive officers.  The exercise price of all options was the market price, $28.15, as of the date of grant, March 25, 2009.  All of the options awarded are exerciseable for shares of City Holding Company Common Stock, par value $2.50 per share.  Each option award vests (becomes exerciseable) five years following the date of grant and expires on March 24, 2019 if not earlier exercised, forfeited or terminated.

The table below sets forth the number of shares of restricted stock and shares issuable upon the exercise of stock options awarded to each of the Company’s executive officers:

Name	Title	Stock Options Awarded (#)	Restricted Shares Awarded (#)
Charles R. Hageboeck	President & CEO (Principal Executive Officer)	6,250	2,000
David L. Bumgarner	Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	1,250	650
Craig G. Stilwell	Executive Vice President, Retail Banking	3,000	1,000
John A. DeRito	Executive Vice President, Commercial Banking	2,500	850
John W. Alderman III	Senior Vice President and Chief Legal Officer	---	750

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: March 26, 2009	City Holding Company

By:	/s/ David L. Bumgarner
David L. Bumgarner
Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)